                                                                   EXHIBIT. 99.7

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-III Partnership

We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-III Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


KIESLING ASSOCIATES LLP

Madison, Wisconsin
March 1, 2003

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                      2002            2001
                                                                 -------------    ------------
                         ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                      $     81,145     $    48,377
  Accounts receivable:
    Due from customers
      Less allowance of $85,000 and $80,000, respectively             565,754         697,422
    Affiliates                                                         69,741          72,718
    Other                                                              20,554          23,620
  Prepaids                                                            104,236           3,855
                                                                 -------------    ------------
                                                                      841,430         845,992
                                                                 -------------    ------------

PROPERTY AND EQUIPMENT
  Plant in service                                                  7,124,486       5,816,790
  Less accumulated depreciation                                    (3,356,524)     (2,834,086)
                                                                 -------------    ------------
                                                                    3,767,962       2,982,704
                                                                 -------------    ------------

OTHER NONCURRENT ASSETS
  Investments                                                          73,140         100,147
  Other                                                                 1,215           1,215
                                                                 -------------    ------------
                                                                       74,355         101,362
                                                                 -------------    ------------

TOTAL ASSETS                                                     $  4,683,747     $ 3,930,058
                                                                 =============    ============

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                                 BALANCE SHEETS
                           DECEMBER 31, 2002 AND 2001

                                                                     2002             2001
                                                                 -------------    ------------
                   LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
  Current portion of long-term debt                              $          -     $   236,690
  Capital lease obligation                                             11,495               -
  Notes payable                                                     1,500,000         400,000
  Accounts payable:
    Trade                                                             107,184          38,031
    Affiliates                                                        401,580         429,224
    Other                                                             130,070         151,128
  Accrued commissions                                                  39,849          51,572
  Advance billings                                                      2,383           3,683
  Other                                                               154,660         123,789
                                                                 -------------    ------------
                                                                    2,347,221       1,434,117
                                                                 -------------    ------------

LONG-TERM OBLIGATIONS
  Capital lease obligation                                             52,175               -
                                                                 -------------    ------------

PARTNERS' CAPITAL                                                   2,284,351       2,495,941
                                                                 -------------    ------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                          $  4,683,747     $ 3,930,058
                                                                 =============    ============

   The accompanying notes are an integral part of these financial statements.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                              STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                      2002              2001              2000
                                                 --------------    --------------    --------------
OPERATING REVENUES
  Retail service                                 $   3,469,059     $   3,227,973     $   3,047,399
  Roamer service                                     2,521,150         3,344,344         2,573,368
  Equipment sales                                      101,694           111,163            85,863
  Miscellaneous services                               788,808           637,263           442,516
                                                 --------------    --------------    --------------
                                                     6,880,771         7,320,743         6,149,146
                                                 --------------    --------------    --------------

OPERATING EXPENSES
  Cost of sales                                      3,628,394         3,563,141         2,817,688
  Cost of equipment sales                              578,473           570,489           555,587
  Selling, general, and administrative               2,280,964         2,080,607         1,758,277
  Depreciation                                         580,137           493,940           489,717
                                                 --------------    --------------    --------------
                                                     7,067,968         6,708,177         5,621,269
                                                 --------------    --------------    --------------

OPERATING INCOME                                      (187,257)          612,566           527,877
                                                 --------------    --------------    --------------

OTHER INCOME (EXPENSES)
  Interest expense                                     (52,682)          (56,560)         (103,842)
  Interest during construction                          20,308                 -                 -
  Other, net                                             8,041            14,352            13,129
                                                 --------------    --------------    --------------
                                                       (24,333)          (42,208)          (90,713)
                                                 --------------    --------------    --------------

NET INCOME                                       $    (211,590)    $     570,358     $     437,164
                                                 ==============    ==============    ==============

   The accompanying notes are an integral part of these financial statements.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                         STATEMENTS OF PARTNERS' CAPITAL
                        DECEMBER 31, 2002, 2001, AND 2000

                                                           Total
                                                      ---------------
Balance at December 31, 1999                          $    1,988,174

Net Income                                                   437,164

Distribution                                                 (99,994)
                                                      ---------------

Balance at December 31, 2000                               2,325,344

Net Income                                                   570,358

Distribution                                                (399,761)
                                                      ---------------

Balance at December 31, 2001                               2,495,941

Net Income (Loss)                                           (211,590)
                                                      ---------------

Balance at December 31, 2002                          $    2,284,351
                                                      ===============

   The accompanying notes are an integral part of these financial statements.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                         STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                    2002              2001              2000
                                                               ---------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                   $     (211,590)   $      570,358    $      437,164
  Adjustments to reconcile net income
   to net cash provided by operating activities:
    Depreciation                                                      580,137           493,940           489,717
    Provision for losses on accounts receivable                         5,000            10,000           (25,000)
  Changes in assets and liabilities:
    (Increase) Decrease in:
      Accounts receivable                                             132,711          (239,549)           88,558
      Prepaids                                                       (100,381)                -                 -
    Increase (Decrease) in:
      Accounts payable                                                 20,451           311,892          (390,032)
      Other                                                            17,852           (11,548)           26,737
                                                               ---------------   ---------------   ---------------
        Net cash provided by operating activities                     444,180         1,135,093           627,144
                                                               ---------------   ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                             (1,298,556)         (484,229)         (129,498)
  Proceeds from the sale of investments, net                           27,007            46,302           128,861
                                                               ---------------   ---------------   ---------------
        Net cash used in investing activities                      (1,271,549)         (437,927)             (637)
                                                               ---------------   ---------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from short-term borrowings                               1,100,000                 -                 -
  Repayment of long-term borrowings                                  (236,690)         (293,659)         (493,234)
  Payments of capital lease obligations                                (3,173)                -                 -
  Partnership distribution                                                  -          (399,761)          (99,994)
                                                               ---------------   ---------------   ---------------
        Net cash provided by/(used in) financial activities           860,137          (693,420)         (593,228)
                                                               ---------------   ---------------   ---------------

Net Increase in Cash and Cash Equivalents                              32,768             3,746            33,279
Cash and Cash Equivalents at Beginning of Year                         48,377            44,631            11,352
                                                               ---------------   ---------------   ---------------

Cash and Cash Equivalents at End of Year                       $       81,145    $       48,377    $       44,631
                                                               ===============   ===============   ===============

   The accompanying notes are an integral part of these financial statements.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION

          The Illinois Valley Cellular RSA 2-III Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 6, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

                            Partner                            Percentage
              ---------------------------------------------   ------------
              Illinois SMSA Limited Partnership                  20.00%
              Chicago SMSA Limited Partnership                   20.00%
              CENCOMM, Inc.                                      6-2/3
              C-R Cellular, Inc.                                 6-2/3
              DePue Communications, Inc.                         6-2/3
              Gemcell, Inc.                                      6-2/3
              Gridley Cellular, Inc.                             6-2/3
              Leonore Cellular, Inc.                             6-2/3
              Marscilles Cellular, Inc.                          6-2/3
              McNabb Cellular, Inc.                              6-2/3
              Tonica Cellular, Inc.                              6-2/3
                                                              ------------
                                                                100.00%
                                                              ============

          Marscilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

          The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION

          The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

          PROPERTY AND EQUIPMENT

          The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          PROPERTY AND EQUIPMENT (CONTINUED)

          Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 15 years for buildings; 7 to 15 years for cell site towers; 7 to 10 years for electronic mobile exchange and base site controller equipment; 7 years for furniture and fixtures; and 5 years for computer equipment.

          When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

          LONG-LIVED ASSETS

          The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

          REVENUE RECOGNITION

          The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

          The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

          In 2002, the Partnership adopted a policy to include the revenue as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $523,315 and $589,604 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income, or partners' equity.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          EXPENSE RECOGNITION

          Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

          INCOME TAXES

          The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements

          ADVERTISING COSTS

          Advertising costs are expensed as incurred. Advertising expenses were $203,997, $162,430, and $170,659 in 2002, 2001 and 2000, respectively.

          CASH EQUIVALENTS

          All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the investments.

          RECLASSIFICATIONS

          Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                       NOTES TO THE FINANCIAL STATEMENTS

NOTE 3.   PROPERTY AND EQUIPMENT

          The components of property and equipment were as follows:

                                                                                      2002              2001
                                                                                 ---------------   ---------------
          Land and Land improvements                                             $      233,179    $      232,978
          Buildings                                                                     642,311           594,346
          Electronic mobile exchange and base site controller equipment               2,479,042         2,097,221
          Cell site towers and equipment                                              1,855,225         1,436,055
          Other                                                                       1,914,729         1,456,190
                                                                                 ---------------   ---------------
               Total property and equipment                                           7,124,486         5,816,790
          Less accumulated depreciation                                              (3,356,524)       (2,834,086)
                                                                                 ---------------   ---------------

               Total net property and equipment                                  $    3,767,962    $    2,982,704
                                                                                 ===============   ===============

          Property and equipment and accumulated depreciation include $66,843 and $796, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $66,843.

NOTE 4.   INVESTMENTS

          Investments include $23,669 and $53,035 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCCs were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCCs are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5.   NOTES PAYABLE

          Notes payable consist of:

                                                                                      2002              2001
                                                                                 ---------------   ---------------

          RTFC lines of credit                                                   $      500,000    $      400,000
          RTFC revolving line of credit                                               1,000,000                 -
                                                                                 ---------------   ---------------

                                                                                 $    1,500,000    $      400,000
                                                                                 ===============   ===============

          Interest on the lines of credit is at a variable rate (5.8% and 5.3% at December 31, 2002 and 2001, respectively).

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 5.   NOTES PAYABLE (Continued)

          In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002 was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

          The maximum amount of short-term borrowings at any month-end during 2002 and 2001 were $1,500,000 and $500,000, respectively.

NOTE 6.   LONG-TERM DEBT

          Long-term debt consists of:

                                                                                      2001
                                                                                 ---------------
          RTFC notes - variable rate                                             $      160,160
          RTFC notes - variable rate                                             $       76,530
                                                                                 ---------------
               Total long-term debt                                                     236,690
          Less current portion                                                         (236,690)
                                                                                 ---------------
                                                                                 $            -
                                                                                 ===============

          These mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to three years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 3, 2001, was 5.3%.

          Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 6.   LONG-TERM DEBT (Continued)

          The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision, which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

          Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

          Cash paid for interest net amounts capitalized for 2002, 2001, and 2000 totaled $24,922, $62,028, and $97,253, respectively.

          The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7.   RELATED PARTY TRANSACTIONS

          MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $1,194,151; $1,040,212; and
          $885,246; respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

          In addition, $107,974, $105,260, and $96,678 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

          Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 7.   RELATED PARTY TRANSACTIONS (Continued)

          The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $794,832 and $1,431,105, respectively, were provided to the Partnership. These services in 2001 were $767,976 and $1,311,962, respectively and in 2000 were $719,858 and $816,461, respectively. The Switching Company received $414,548, $353,983, and $231,694 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8.   CONCENTRATIONS OF CREDIT RISK

          Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

          The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

          Retail cellular revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

          Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place of complete calls. Roaming revenues from Verizon Wireless accounted for 34%, 43%, and 30% of total operating revenues in 2002, 2001, and 2000, respectively.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 9.   LEASE COMMITMENTS

          Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

                                                               Capitalized      Operating
                                                                  Leases         Leases
                                                              -------------    -----------
              2003                                            $     17,611     $   93,538
              2004                                                  15,956         71,086
              2005                                                  16,256         62,036
              2006                                                  16,256         55,436
              2007                                                  10,837         34,952
              Thereafter                                                 -              -
              ----------------------------------------------------------------------------
              Total minimum lease payments                    $     76,916     $  317,096
              Less amount representing interest                     13,246
              ----------------------------------------------------------------------------
              Present value of minimum lease
               payments including current
               maturities of $11,495                          $     63,670
              ----------------------------------------------------------------------------

          Cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustment of the payments in the renewal periods.

          The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $36,936. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

          Rental expense for all cancelable and non-cancelable operating leases totaled $122,319, $95,515, and $90,900 in 2002, 2001, and 2000,
          respectively.

                 ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

                          NOTES TO FINANCIAL STATEMENTS

NOTE 10.  ALLOWANCE FOR UNCOLLECTIBLES

          The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

                                                                  2002                2001                2000
                                                            ---------------     ---------------     ---------------
        Balance, December 31                                $       80,000      $       70,000      $       95,000

        Provision for uncollectibles                                51,226              36,991              47,460

        Accounts written off, net of recoveries                     46,226              26,991              72,460
                                                            ---------------     ---------------     ---------------

        Balance, December 31                                $       85,000      $       80,000      $       70,000
                                                            ===============     ===============     ===============

NOTE 11.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          The following table presents summarized quarterly results.

                                                                                 QUARTER
                                                   -----------------------------------------------------------------------
                                                         1ST               2ND               3RD               4TH
                                                   ---------------   ---------------   ---------------   -----------------
          2002
          Operating revenues                       $     1,707,412   $     1,698,737   $     1,745,740   $      1,728,822
          Operating income                         $        48,352   $       (19,292)  $       (45,733)  $       (170,584)
          Net income                               $        51,725   $       (26,825)  $       (52,226)  $       (184,262)

          2001
          Operating revenues                       $     1,614,897   $     1,872,348   $     1,911,963   $      1,921,535
          Operating income                         $       114,963   $       153,201   $       169,279   $        175,123
          Net income                               $       107,694   $       136,992   $       156,622   $        169,050

          Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12.  RECENT ACCOUNTING DEVELOPMENTS

          In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

          In November 2002, the FASB issued Interpretation No.45, "Guarantor's Accounting and Disclosure Requirements for Gaurantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

          The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.